Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *
MONTHLY PERIOD : April 2004

Beginning of the Month Principal Receivables :	33,583,761,657.27
Beginning of the Month Finance Charge Receivables :	845,604,471.21
Beginning of the Month Discounted Receivables :	0.00
Beginning of the Month Total Receivables :	34,429,366,128.48

Removed Principal Receivables :	0.00
Removed Finance Charge Receivables :	0.00
Removed Total Receivables :	0.00

Additional Principal Receivables :	779,605,757.84
Additional Finance Charge Receivables :	1,680,054.67
Additional Total Receivables :	781,285,812.51

Discounted Receivables Generated this Period	0.00

End of the Month Principal Receivables :	33,861,940,788.54
End of the Month Finance Charge Receivables :	814,406,755.62
End of the Month Discounted Receivables :	0.00
End of the Month Total Receivables :	34,676,347,544.16

Excess Funding Account Balance	0.00
Adjusted Invested Amount of all Master Trust Series	29,484,244,659.36

End of the Month Seller Percentage	12.93%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD : April 2004

	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	358,129	424,842,761.07
60 - 89 Days Delinquent	203,664	280,187,573.14
90 + Days Delinquent	468,745	680,742,660.45

Total 30 + Days Delinquent	1,030,538	1,385,772,994.66

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.00%

Defaulted Accounts During the Month	172,951	184,991,543.42

Annualized Default Rate as a Percent of Adjusted Beginning of the Month Principal Receivables		6.46%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : April 2004

	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**	5,644,077,419.07	16.03%

Collections of Principal Receivables and Principal Payment Rate	5,118,953,860.71	14.90%

Prior Month Billed Finance Charge and Fees	368,354,426.26
Amortized AMF Income	41,058,488.59
Interchange Collected	69,773,392.71
Recoveries of Charged Off Accounts	60,371,001.47
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	539,557,309.03	18.84%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : April 2004

Beginning Unamortized AMF Balance		217,952,545.44
+ AMF Slug	55.47
+ AMF Collections	26,624,737.92
- Amortized AMF Income	41,058,488.59
Ending Unamortized AMF Balance		203,518,850.24

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables.